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                                                                       EXHIBIT 2

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 4 TO RIGHTS AGREEMENT (this "Amendment"), dated as of August 2, 1999 is entered into and effectuated by Administaff, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as rights agent (the "Rights Agent"), pursuant to Section 27 of the Rights Agreement, dated as of February 4, 1998 (the "Rights Agreement"), between the Company and the Rights Agent, at the Company's direction. Capitalized terms used but not defined herein are used as defined in the Rights Agreement.

                                    RECITALS:

         WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights; and

         WHEREAS, on July 12, 1999 the Company received a copy of a Schedule 13D/A (the "Schedule 13D/A") filed by the "Gerhard Stockholders" (defined below) indicating that such group beneficially owned approximately 23.3% of the outstanding shares of the Company's common stock; and

         WHEREAS, on July 22, 1999, the Board of Directors of the Company adopted Amendment No. 3 to Rights Agreement, extending the status of the Gerhard Stockholders as an Exempt Person (as defined in the Rights Agreement) for a period up to and including August 2, 1999; and

         WHEREAS, on July 22, 1999 and July 27, 1999, the Board of Directors of the Company authorized the Company to purchase shares from the Gerhard Stockholders to the extent necessary to reduce the beneficial ownership of the Gerhard Stockholders to 2,929,800 shares; and

         WHEREAS, subsequent to the filing of the Schedule 13D/A, the Gerhard Stockholders have (a) sold shares on the open market and (b) sold shares back to the Company pursuant to that certain Stock Purchase Agreement, dated July 30, 1999 by and among the Company, West Highland Partners, L.P., Buttonwood Partners, L.P. and West Highland International (the "Stock Purchase Agreement"), and such sales have reduced the beneficial ownership of the Gerhard Stockholders to 2,929,800 shares, or 21.5% of the Company's outstanding shares; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the definition of "Exempt Person" in the Rights Agreement to clarify, subject to certain limitations, that Gerhard Stockholders shall continue to constitute an Exempt Person notwithstanding the purchase and subsequent sale of the Company's common stock by the Gerhard Stockholders for the period from June 1, 1999 to July 30, 1999; and


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         WHEREAS, in accordance with Section 27 of the Rights Agreement, the
Company has delivered a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. The definition of "Exempt Person" contained in Section 1 (p) of the Rights Agreement is hereby amended, effective as of the date first set forth above, by deleting such provision in its entirety and substituting the following in place thereof;

         "Exempt Person" shall mean:

                   (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company's;

                  (ii) Paul J. Sarvadi, his spouse, lineal descendants, heirs, executors or other legal representatives and any trusts or limited partnerships established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (collectively, the "Sarvadi Stockholders"), provided that the Sarvadi Stockholders shall cease to be an Exempt Person if the Beneficial Ownership of the Sarvadi Stockholders exceeds 17% (the "Sarvadi Threshold");

                  (iii) American Express Travel Related Services Company ("AXTRSC"), its Affiliates and Associates (provided that, for purposes of this sub-clause (iii) only, the terms Affiliate and Associate as used with respect to AXTRSC shall not include non-employee directors of AXTRSC or its affiliates that are in the investment advisory, discretionary money management, asset management, brokerage, insurance, annuity, lending or similar business to the extent such non-employee directors are acting for their own account or for the account of, or investing the funds of, their respective customers or clients or funds advised or distributed by them) (collectively, the "AMEX Stockholders"), provided that the AMEX Stockholders shall cease to be an Exempt Person if the shares of which the AMEX Stockholders are the Beneficial Owner exceed 19.9% of the Common Stock determined on a Fully Diluted Basis at the time of calculation (the "AMEX Threshold"), provided, however, that (A) if during the term of this Agreement the AMEX Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the AMEX Stockholders are a Beneficial Owner, and, after giving effect to (and solely as a result of) such sale(s), transfer(s) or disposition(s), the AMEX Stockholders beneficially own less than 15.8% of the Common Stock on a Fully Diluted Basis, the AMEX Threshold shall be reduced to that percentage of the Common Stock of which the AMEX Stockholders are a Beneficial Owner, determined on a Fully Diluted Basis immediately after giving effect to such sale, transfer or other disposition (assuming for purposes of such calculation that after giving effect to the closing of the Securities Purchase Agreement, dated as of January 27, 1998 ("AMEX


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         Investment Agreement"), among the Company, its subsidiaries and AXTRSC, the AMEX Stockholders were the Beneficial Owner of 19.9% of the Common Stock determined on a Fully Diluted Basis), and (B) if the AMEX Threshold is reduced during the term of this Agreement to 15% or less, then the AMEX Threshold shall be 15%; and

                  (iv) Lang H. Gerhard, West Highland Capital, Inc., Estero Partners, LLC, West Highland Partners, L.P. and Buttonwood Partners, L.P. (collectively, the "Gerhard Stockholders"), provided that the Gerhard Stockholders shall cease to be an Exempt Person if the shares of which the Gerhard Stockholders are the Beneficial Owner exceed the lesser of (i) 2,929,800 shares of common stock and (ii) 21.5% of the Common Stock outstanding at the time of calculation (the "Gerhard Threshold"); provided, however, that the purchase and subsequent sale of the Common Stock by the Gerhard Stockholders for the period from June 1, 1999 to July 30, 1999 shall not cause the Gerhard Stockholders to be cease to be an Exempt Person for purposes of this Agreement; and provided, further, that (A) if during the term of this Agreement the Gerhard Stockholders sell, transfer or otherwise dispose of any shares of Common Stock of which the Gerhard Stockholders are a Beneficial Owner, the Gerhard Threshold shall be reduced to that percentage of the Common Stock of which the Gerhard Stockholders are a Beneficial Owner, determined immediately after giving effect to such sale, transfer or other disposition, and (B) if the Gerhard Threshold is reduced during the term of this Agreement to 15% or less, or if the Gerhard Stockholders modify their Schedule 13D to indicate an intent to effect a change in control of the Company, then the Gerhard Stockholders shall no longer constitute an Exempt Person.

         Notwithstanding the foregoing, no Person shall cease to be an Exempt Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person. As used in clause (iii) of this definition, the term "Fully Diluted Basis" means the sum, without duplication, of (i) all shares of Common Stock then outstanding (as such term is used in the definition of Beneficial Ownership in Section 1(d) hereof), (ii) shares of Common Stock issuable upon the exercise of all outstanding warrants, options and other rights to acquire Common Stock, directly or indirectly, and (iii) Common Stock issuable upon conversion of all securities convertible, directly or indirectly, into Common Stock.

2. The Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended, effective as of the date first set forth above, by revising the Summary of Rights to Purchase Preferred Stock as included in Exhibit C to read in its entirety as set forth in the Amended Summary of Rights to Purchase Preferred Stock included as Annex I hereto.

3. Except to the extent amended by this Amendment, the Rights Agreement shall continue in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


                                   ADMINISTAFF, INC.


                                   By: /s/ Paul J. Sarvadi
                                       --------------------------------------
                                       Paul J. Sarvadi
                                       President and Chief Executive Officer


                                   HARRIS TRUST AND SAVINGS BANK
                                   as Rights Agent


                                   By: /s/ Lorraine Rodewald
                                       --------------------------------------
                                       Lorraine Rodewald
                                       Vice President